EXHIBIT 12
                        BellSouth Telecommunications, Inc.
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)






                                                          For the Nine Months
                                                          Ended September 30,
                                                                  1999
1. Earnings

   (a) Income from continuing operations before
         deductions for taxes and interest                    $   3,677

   (b) Portion of rental expense representative
         of interest factor                                          27

         TOTAL                                                $   3,704

2. Fixed Charges

   (a) Interest                                               $     431

   (b) Portion of rental expense representative
         of interest factor                                          27

         TOTAL                                                $     458

   Ratio (1 divided by 2)                                          8.09